Exhibit 10.13

SERVICES CONTRACT

In Santiago de Chile, March 31, 2023, between, on the one hand, Prefabricados Tambillos SpA (hereinafter PRETAM SpA), represented by Mr. Luis Arrechea Miquelarena, passport XDD262974, both domiciled at Ruta 43 Km s/n junction D421 Tambillos ( Coquimbo. Chile), hereinafter the "Company" and, on the other hand, Mr. JESUS LIÑAN TORRES, Spanish DNI Nº34742959-X, with address at Carrer Sant Joan, 131 Palau Solità i Plegamans (08184) Barcelona, Spain, hereinafter "the Professional", the parties of legal age, who accredited their identities with the aforementioned document and declare that they have agreed to enter into a contract for the provision of services that will be governed by the provisions contained in this instrument:

FIRST: Through this contract, the Company hires the professional services of Mr. JESUS LIÑAN TORRES, as CFO (Chief Financial Officer).

SECOND: During the term of this contract, the Professional will not have any obligation to attend or schedule any time and will be able to carry out his work from the place that he freely determines. Notwithstanding this, the Professional agrees with the Company to attend coordination and planning meetings.

The parties expressly state for the record that the Company will be the owner of all the studies, reports and other information that the Professional generates by any means in relation to this contract, all information produced under this contract being confidential.

THIRD: The fees for the services contracted under this instrument will be 130,000.00 euros payable in proportional parts in 12 monthly installments, on the 30th of each month. It will be a condition of payment of the fees, that the services are actually rendered, and that an invoice for fees is presented in advance.

The Parties establish that the expenses incurred during the contracted management will be borne by the professional.

FOURTH: This contract will be valid for 2 years from June 1, 2023. After that period expires, the contract may be renewed, with the prior agreement of both parties granted in writing at least 30 days in advance.

However, the foregoing, in the event of breach by either party of any obligation contained in this Agreement, will empower the party in compliance or that is willing to comply to terminate it early, by written notice given to the other party, without the need for any formality or judicial declaration. In any case, in order for the requesting party to be able to proceed in the above manner, they must have communicated the non-compliance to the other party in writing, no less than 5 calendar days in advance of the date on which they wish to terminate the Contract early. If within a period of 5 days, the defaulter does not remedy the breach, the Contract will be terminated ipso facto.

FIFTH: “Confidential Information” shall mean any information related to or property of the Company, of any of the persons that are part of PRETAM SpA, in any support or format in which it is communicated or recorded, tangible or intangible, whether temporarily or permanently, that the Company provides to the Professional on the occasion of this Contract, the provision of services, or that by any other means or cause comes to the knowledge, possession or possession of the Professional, on the occasion of this Contract or the provision of the services that are the object of this instrument.

Mr.JESUS LIÑAN TORRES, undertakes to keep the Confidential Information under absolute confidentiality, in accordance with the provisions of this Contract and with the applicable professional, ethical and legal standards. Consequently, in this act, it is obliged to comply with the following obligations related to Confidential Information:

(a) Use the Confidential Information solely and exclusively for the purposes of complying with their respective obligations under this Agreement;

(b) Refrain from using the Confidential Information for purposes other than those established in this Agreement;

(c) Maintain strict confidentiality, with respect to any natural or legal person, regarding the Confidential Information;

(d) Diligently guard and protect all Confidential Information and diligently guard and protect each and every one of the supports, of any kind or format, in which any part of the Confidential Information is recorded or contained;

(e) Refrain from making copies or reproductions of the Confidential Information that are not strictly necessary for the fulfillment of its obligations under this Contract;

(f) Not request any intellectual or industrial property privilege related to Confidential Information;

(g) Return to the Company or destroy the Confidential Information as soon as such request is made, in any format or medium that said Confidential Information is contained, whether in original or in copy.

SIXTH: The commission for the provision of services by the company to JESUS LIÑAN TORRES, is carried out in a personal or intuitu personae capacity. Consequently,JESUS LIÑAN TORRES may not assign its rights or obligations under this Agreement to any person or under any title, nor give it as a pledge or guarantee to third parties for the provision of the services object of this instrument, without prior authorization. , express and written of the company.

SEVENTH; Mr.JESUS LIÑAN TORRES undertakes that, either by himself or as an agent of any other person, he will not persuade, induce, solicit, encourage or procure any client or employee of PRETAM SpA to become his client or employee or of any of its companies or to terminate their work or service contract with PRETAM SpA, during the entire term of this contract and up to one year after its termination for any reason.

EIGHTH: By this act,JESUS LIÑAN TORRES undertakes NOT to compete with the businesses or activities carried out by PRETAM SpA, either by itself or through an intermediary, within Chile, as well as in any country in which PRETAM SpA markets or develop its products and services, directly or indirectly, or through any related person, and under no circumstances.

NINTH: This agreement contains all the provisions agreed by the parties with respect to the object of the agreement. The parties waive the right to base their claims on any purported provision not contained in this agreement.

TENTH: Neither party may rely on any representation that allegedly caused said party to enter into this agreement, unless the representation is set forth in this agreement.

ELEVENTH: No contract that modifies, adds, cancels or deletes this contract, nor any waiver of any right under this contract will be effective unless it is made in writing and signed by the parties or on their behalf.

TWELFTH: If any clause or term of this agreement is invalid, unenforceable or illegal, then the remaining terms and provisions of this agreement will be considered severable from it and will continue in full force and effect unless such invalidity, unenforceability or illegality becomes the root of this agreement.

THIRTEENTH: The provisions of this Agreement that, due to their meaning and context, must subsist after the expiration or early termination of the Agreement, will subsist.

FOURTEENTH: Neither party may assign their rights or delegate their obligations under the terms of this agreement without the prior written consent of the other party.

FIFTEENTH: For all legal effects of this contract, the parties establish their domicile in the city and commune of Coquimbo and extend jurisdiction before their Ordinary Courts of Justice.

This contract is signed in 2 identical copies, leaving one in the possession of each party.

/s/ Jesus Linan Torres	/s/ Luis Arrechea Miquelarena
Profesional	empresa